Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS FIRST QUARTER NET INCOME OF $377 MILLION

AND $1.09 DILUTED EPS

Capital levels strengthen; asset quality solid

PITTSBURGH, April 17, 2008 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $377 million, or $1.09 per diluted share, for the first quarter of 2008 compared with net income of $459 million, or $1.46 per diluted share, for the first quarter of 2007 and net income of $178 million, or $.52 per diluted share, for the fourth quarter of 2007.

“In an extremely difficult environment for the financial services industry, PNC reported solid first quarter results,” said James E. Rohr, chairman and chief executive officer. “We continued to execute on our long-term growth strategies and grew average loans, deposits and assets. Despite a slower economy, we believe our diverse revenue mix, moderate risk profile and disciplined expense control will continue to serve us well. This confidence is reflected in our recently announced dividend increase to shareholders.”

HIGHLIGHTS

•

PNC continued to grow revenue while controlling noninterest expense, creating positive operating leverage. Revenue growth of 13 percent exceeded noninterest expense growth of 10 percent in the year over year comparison.

•

Net interest income on a taxable-equivalent basis grew 37 percent in the first quarter of 2008 compared with the first quarter of 2007 and 8 percent compared with the linked quarter. The net interest margin improved to 3.09 percent compared with 2.95 percent and 2.96 percent in the first and fourth quarters of 2007, respectively.

•

Noninterest income increased 16 percent compared with the prior quarter and declined by 2 percent compared with the first quarter of 2007. First quarter 2008 noninterest income included several gains that were mostly offset by loss items, as follows: gains related to the Visa initial public offering, the sale of J.J.B. Hilliard, W.L. Lyons, LLC, securities available for sale transactions and the mark to market of our BlackRock long-term incentive plan (LTIP) shares obligation, substantially offset by valuation losses on commercial mortgage loans and commitments held for sale, net of hedges, and on trading positions as a result of continued lack of liquidity and unprecedented volatility in the capital markets.

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PNC Reports First Quarter Net Income of $377 Million and $1.09 Diluted EPS – Page 2

•

Average loans for the first quarter increased 28 percent over first quarter 2007 and 3 percent compared with the linked quarter. Average deposits for the first quarter increased 17 percent and 1 percent compared with the first and fourth quarters of 2007, respectively.

•

Overall asset quality remained strong despite the impact of the challenging credit environment. The provision for credit losses was $151 million compared with $188 million in the fourth quarter of 2007. The allowance for loan and lease losses was 1.22 percent of total loans at March 31, 2008 and 1.21 percent at December 31, 2007.

•

PNC maintained a strong liquidity position and continued to be well capitalized, building the Tier 1 risk-based capital ratio to 7.7 percent at March 31, 2008 compared with 6.8 percent at December 31, 2007. In April, the company announced a modest five percent increase of the cash dividend on common stock to 66 cents per share in recognition of the current market environment and reflecting confidence in PNC’s ability to grow earnings.

•

PNC completed the sale of Hilliard Lyons on March 31, resulting in an after-tax gain of $23 million. The acquisition of Sterling Financial Corporation, based in Lancaster, Pa., closed on April 4 and the Yardville National Bank systems integration and conversion to the PNC brand was completed on March 7.

The Consolidated Financial Highlights section of this release includes a reconciliation of taxable-equivalent net interest income to net interest income as reported under generally accepted accounting principles (GAAP).

CONSOLIDATED REVENUE REVIEW

Taxable-equivalent net interest income totaled $863 million for the quarter, an increase of 37 percent compared with $629 million for the year-earlier first quarter and an increase of 8 percent compared with $800 million for the fourth quarter of 2007. The net interest margin in the first quarter of 2008 was 3.09 percent compared with 2.95 percent in the first quarter of 2007 and 2.96 percent in the fourth quarter of 2007. The increase in net interest income and the margin for both periods of comparison resulted from the impact of declining interest rates on PNC’s liability sensitive balance sheet. Net interest income growth over the prior year first quarter was also due to acquisitions and balance sheet growth.

Noninterest income totaled $967 million for the first quarter of 2008 compared with $991 million and $834 million for the first and fourth quarters of 2007, respectively. The $133 million, or 16 percent, increase in noninterest income compared with the linked quarter was primarily due to the change in the mark-to-market adjustment on PNC’s BlackRock LTIP shares obligation, which was a $37 million gain in the first quarter of 2008 compared with a $128 million loss in the fourth quarter, a gain of $114 million on the sale of Hilliard Lyons, a gain of $95 million on the partial share redemption of PNC’s Visa ownership and net gains on available for sale securities transactions of $41 million. These gains were partially offset by higher valuation losses on commercial mortgage loans and commitments held for sale, net of hedges, of $177 million in the first quarter of 2008 compared with $30 million in the fourth quarter and trading losses of $76 million in the first quarter of 2008 compared with $10 million in the fourth quarter.

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PNC Reports First Quarter Net Income of $377 Million and $1.09 Diluted EPS – Page 3

Noninterest income decreased $24 million, or 2 percent, compared with the prior year first quarter primarily due to the valuation losses on commercial mortgage loans and commitments held for sale, net of hedges, and lower trading results substantially offset by the gains on the Hilliard Lyons sale, Visa share redemption and available for sale securities transactions.

Asset management, fund servicing and consumer service fees grew in the year over year comparison. In the linked quarter comparison asset management revenue and corporate service fees declined while consumer service fees and service charges on deposits were seasonally lower, somewhat offset by higher fund servicing revenue.

CONSOLIDATED EXPENSE REVIEW

Noninterest expense for the first quarter of 2008 was $1.042 billion compared with $944 million in the prior year first quarter and $1.213 billion for the fourth quarter of 2007. Noninterest expense decreased compared with the linked quarter primarily due to a reversal of $43 million of the $82 million charge for an indemnification obligation related to certain Visa litigation recorded in the fourth quarter, lower integration costs and continued focus on expense control. The 10 percent increase in noninterest expense compared with the first quarter of 2007 was a result of the acquisition of Mercantile and investments in growth initiatives partially offset by disciplined expense management and the Visa indemnification liability reversal.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $140.0 billion at March 31, 2008 compared with $122.6 billion at March 31, 2007 and $138.9 billion at December 31, 2007. The increase compared with March 31, 2007 was primarily due to growth in loans and securities, the Yardville acquisition and an increase in trading assets. The increase compared with the linked quarter end was attributable to higher loans and trading assets somewhat offset by decreases in securities and loans held for sale.

Average loans of $69.3 billion for the quarter increased $15.3 billion, or 28 percent, compared with the year-earlier first quarter and increased $2.2 billion, or 3 percent, compared with the fourth quarter of 2007. The increase in average loans compared with the first quarter of 2007 was primarily a result of acquisitions and higher commercial and residential mortgage loans. The increase compared with the linked quarter was mainly the result of growth in commercial loans and the transfer to the loan portfolio during first quarter 2008 of approximately $1.8 billion, or $.7 billion average, education loans previously held for sale.

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PNC Reports First Quarter Net Income of $377 Million and $1.09 Diluted EPS – Page 4

Average securities available for sale for the first quarter of 2008 were $30.0 billion, an increase of $6.6 billion, or 28 percent, compared with the first quarter of 2007 and an increase of $.8 billion, or 3 percent, compared with the fourth quarter of 2007. The increase in securities over the prior year first quarter was primarily due to the addition of residential mortgage-backed and commercial mortgage-backed securities as part of the company’s balance sheet management activities. The linked quarter increase was mainly due to higher commercial mortgage-backed securities. Securities available for sale decreased by $1.6 billion at March 31, 2008 compared with December 31, 2007 primarily due to the decline in fair value of the portfolio.

Average deposits of $81.6 billion grew $11.9 billion, or 17 percent, compared with the first quarter of 2007 and $.8 billion, or 1 percent, compared with the linked quarter. Average deposits increased from the prior year first quarter as a result of acquisitions and growth in money market, noninterest-bearing demand and time deposits. In the linked quarter comparison, average deposits increased due to higher other time and money market deposits somewhat offset by a decrease in demand and other noninterest-bearing deposits.

Average borrowed funds for the first quarter of 2008 were $32.1 billion, an increase of $15.2 billion compared with the first quarter of 2007 and an increase of $3.5 billion compared with the fourth quarter of 2007. The increases were due to new borrowings to fund earning asset growth and to reduce overnight borrowings.

PNC’s Tier 1 risk-based capital ratio was an estimated 7.7 percent at March 31, 2008 compared with 8.6 percent at March 31, 2007 and 6.8 percent at December 31, 2007. The decline in the ratio from March 31, 2007 was primarily due to the impact of acquisitions, which increased risk-weighted assets and goodwill, and organic balance sheet growth. The increase in the ratio from December 31, 2007 resulted primarily from retained earnings and the issuances of trust and REIT preferred securities during the first quarter of 2008. The company did not actively engage in share repurchase activity during the first quarter of 2008. In April 2008 the PNC board of directors approved an increase of three cents to 66 cents a share for the second quarter common stock cash dividend. PNC issued approximately 4.6 million shares of common stock and paid approximately $224 million in cash to Sterling shareholders at closing of the acquisition in April 2008.

ASSET QUALITY REVIEW

Overall asset quality at PNC performed as anticipated in the challenging credit environment and the company remained focused on maintaining a moderate risk profile. The provision for credit losses for the first quarter of 2008 was $151 million compared with $8 million in the first quarter of 2007 and $188 million in the fourth quarter of 2007. The decrease in the provision compared with the linked quarter was primarily attributable to a $45 million provision-related pretax charge in the fourth quarter of 2007 associated with the Yardville acquisition.

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PNC Reports First Quarter Net Income of $377 Million and $1.09 Diluted EPS – Page 5

Net charge-offs for the first quarter of 2008 were $98 million, or .57 percent of average loans, compared with net charge-offs of $36 million, or .27 percent, for the first quarter of 2007 and net charge-offs of $83 million, or .49 percent, for the fourth quarter of 2007. The increase in net charge-offs compared with the linked quarter was mainly due to aligning small business and consumer loan charge-off policies.

Nonperforming assets at March 31, 2008 were $587 million, or .83 percent of total loans and foreclosed assets, compared with ratios of .32 percent at March 31, 2007 and .70 percent at December 31, 2007. Nonperforming assets increased $383 million compared with the balance a year ago and $109 million compared with December 31, 2007. The increases over the prior quarters were due to higher nonaccrual commercial real estate related loans and higher nonaccrual residential real estate development loans partially offset by the impact of aligning small business and consumer loan charge-off policies. The allowance for loan and lease losses to nonperforming loans was 159 percent at March 31, 2008, 388 percent at March 31, 2007 and 190 percent at December 31, 2007.

BUSINESS SEGMENT RESULTS

Retail Banking

Retail Banking earned $221 million for the quarter compared with $201 million for the year-ago quarter and $215 million for the fourth quarter of 2007. Earnings increased 10 percent over the first quarter of 2007 and 3 percent over the linked quarter. The increase over the prior year first quarter was driven by acquisitions and in both periods of comparison by a $62 million after-tax gain related to the Visa initial public offering and an after-tax gain of $23 million on the sale of Hilliard Lyons in the first quarter of 2008. These increases were partially offset by higher provision for credit losses and, in the linked quarter comparison, lower net interest income and seasonal declines in certain consumer fees.

Retail Banking overview:

•

Customer growth continued. Reported checking relationships increased by a net 33,000 since December 31, 2007 comprised of growth in checking relationships of approximately 12,000 and the impact of the Yardville conversion.

•

Net interest income on a taxable-equivalent basis for the first quarter of 2008 grew $47 million, or 10 percent, compared with the first quarter of 2007 and declined $44 million or 8 percent compared with the linked quarter. The growth in net interest income over the year-ago quarter was driven by acquisitions. Both comparisons were negatively impacted by a lower value attributed to deposits in the declining rate environment.

•

Noninterest income for the quarter increased $235 million, or 61 percent, compared with the prior year first quarter and increased $166 million, or 36 percent, compared with the fourth quarter of 2007. The growth in noninterest income from the first quarter of 2007 was primarily due to gains related to the Visa initial public offering and sale of Hilliard Lyons and the impact of acquisitions. The increase compared with the linked quarter reflected these gains partially offset by lower service charges on deposits and consumer service fees as a result of seasonality.

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PNC Reports First Quarter Net Income of $377 Million and $1.09 Diluted EPS – Page 6

•

Noninterest expense for the quarter increased $85 million, or 17 percent, compared with the prior year first quarter and declined slightly from the fourth quarter of 2007. The increase from the year-ago quarter resulted from acquisitions, expenses directly associated with fee income-related businesses and investments in the branch network.

•

Provision for credit losses was $104 million for the first quarter of 2008 compared with $70 million in the linked quarter. The increased provision was mainly driven by commercial loan credit migration of portfolios primarily in Maryland and Virginia related to residential real estate development.

•

Average loan balances increased $8.9 billion, or 32 percent, over the year-ago quarter and increased 3 percent compared with the fourth quarter of 2007. The growth over the prior year first quarter primarily resulted from acquisitions, continued growth in small business lending and in both quarters of comparison the transfer of $1.8 billion, or $.7 billion average, education loans from held for sale to the loan portfolio during the first quarter of 2008.

•

Average deposit balances increased $5.5 billion, or 11 percent, over the previous year first quarter and declined slightly compared with the linked quarter. The growth over the prior year first quarter was primarily due to acquisitions. The deposit strategy of Retail Banking is to remain disciplined on pricing while targeting specific products and markets for growth.

•

Assets under management were $65 billion at March 31, 2008, a decline of $11 billion compared with March 31, 2007 and $8 billion compared with December 31, 2007. The decreases were mainly due to the effects of divestitures and comparatively lower equity markets in the first quarter of 2008.

•	PNC had 1,096 branches and an ATM network of 3,903 machines at March 31, 2008. PNC opened five new branches and consolidated 18 branches during the first quarter.

Corporate & Institutional Banking

Corporate & Institutional Banking earned $2 million in the first quarter of 2008 compared with $132 million and $91 million in the first and fourth quarters of 2007, respectively. First quarter 2008 earnings were impacted by pretax valuation losses of $177 million on commercial mortgage loans and commitments held for sale, net of hedges. The decrease compared with the first quarter of 2007 also resulted from higher provision for credit losses and noninterest expense somewhat offset by higher net interest income. The linked quarter decrease in earnings was impacted by the higher valuation losses somewhat offset by a lower provision for credit losses.

Corporate & Institutional Banking overview:

•

Net interest income on a taxable-equivalent basis for the first quarter of 2008 grew $58 million, or 32 percent, compared with the first quarter of 2007 and $4 million, or 2 percent, compared with the fourth quarter of 2007. The increase over the prior year first quarter was primarily a result of acquisitions, an increase in commercial loans held for sale and organic loan growth.

•

Corporate service fees were $123 million in the first quarter of 2008 compared with $127 million in the first quarter of 2007 and $137 million in the fourth quarter of 2007. The decrease compared with the linked quarter was primarily due to seasonally lower affordable housing revenue.

•

Other noninterest income was negative $122 million for the first quarter of 2008 compared with income of $60 million in the prior year first quarter and $25 million in the fourth quarter of 2007. First quarter 2008 reflected valuation losses of $177 million on commercial mortgage loans and commitments held for sale, net of hedges, compared with valuation losses of $30 million in the linked quarter.

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PNC Reports First Quarter Net Income of $377 Million and $1.09 Diluted EPS – Page 7

•

Noninterest expense increased $22 million, or 11 percent, compared with the first quarter of 2007 and decreased $7 million, or 3 percent, compared with the linked quarter. The increase over first quarter 2007 was primarily due to the impact of acquisitions of Mercantile and ARCS Commercial Mortgage and expense associated with other growth initiatives.

•

Provision for credit losses was $49 million in the first quarter of 2008 compared with a net recovery of $16 million in the first quarter of 2007 and a provision of $69 million in the linked quarter. The increase in the provision compared with the year-ago quarter was primarily due to credit quality migration primarily related to commercial real estate exposure and growth in total credit exposure. The linked quarter decrease in the provision reflected a slowdown in credit deterioration.

•

Average loan balances increased $4.9 billion, or 25 percent, from the prior year first quarter and $1.3 billion, or 6 percent, compared with the fourth quarter of 2007. The increases resulted from organic loan growth in corporate and commercial real estate loans and in the comparison with the first quarter of 2007 the Mercantile and Yardville acquisitions.

•

Average deposit balances for the quarter increased $2.0 billion, or 16 percent, compared with the first quarter of 2007 and were essentially unchanged linked quarter. The increase resulted primarily from higher client time deposits and the impact of acquisitions.

•

The commercial mortgage servicing portfolio was $244 billion at March 31, 2008, an increase of 18 percent from March 31, 2007 and essentially unchanged linked quarter. The increase over the prior year first quarter relates in part to the ARCS acquisition in the third quarter of 2007, which added $13 billion of commercial mortgage servicing.

PFPC

PFPC earned $30 million for the first quarter of 2008 compared with $31 million and $32 million for the first and fourth quarters of 2007, respectively.

Revenue growth was driven by new business, acquisitions and organic growth somewhat offset by equity market depreciation. Servicing revenue increased $30 million, or 14 percent, from the first quarter of 2007 and $15 million, or 7 percent, from the linked quarter. These increases resulted primarily from fee income growth in offshore operations and from the acquisitions of Albridge Solutions Inc. and Coates Analytics, LP in December 2007. Operating expense increased $28 million, or 18 percent, from the year ago quarter and $14 million, or 8 percent, from the linked quarter as a result of investments in technology, a larger employee base to support business growth and costs related to the acquisitions. Income taxes increased in the first quarter of 2008 due to state tax adjustments in both prior quarters of comparison.

PFPC provided accounting/administration services for $1.0 trillion of net fund assets and provided custody services for $476 billion of fund assets as of March 31, 2008 compared with $822 billion and $435 billion, respectively, on March 31, 2007 and $990 billion and $500 billion, respectively, at December 31, 2007. Total fund assets serviced by PFPC were $2.6 trillion at March 31, 2008 compared with asset servicing levels of $2.2 trillion at March 31, 2007 and $2.5 trillion at December 31, 2007.

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PNC Reports First Quarter Net Income of $377 Million and $1.09 Diluted EPS – Page 8

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes the earnings and gains or losses related to PNC’s equity interest in BlackRock, integration costs, asset and liability management activities including net securities gains or losses and certain trading activities, equity management activities, differences between business segment performance reporting and financial statement reporting under GAAP, corporate overhead and intercompany eliminations.

PNC recorded earnings of $124 million in Other for the first quarter of 2008 compared with earnings of $95 million in the first quarter of 2007 and a loss of $160 million in the fourth quarter of 2007. In the linked quarter comparison the increase in Other earnings was primarily due to a net gain on the mark to market of our BlackRock LTIP shares obligation compared with a charge in the prior quarter, a partial reversal of the fourth quarter charge for an indemnification obligation related to certain Visa litigation, lower integration costs and higher net securities gains somewhat offset by higher trading losses.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Investors should call five to 10 minutes before the start of the conference call at 800-990-2718 or 706-643-0187 (international). The related financial supplement and presentation slides to accompany the conference call remarks may be found at www.pnc.com/investorevents. A taped replay of the call will be available for one week at 800-642-1687 or 706-645-9291 (international), conference ID 41428871.

In addition, Internet access to the call (listen only) and to PNC’s first quarter 2008 earnings release, supplemental financial information and presentation slides will be available at www.pnc.com/investorevents. A replay of the webcast will be available on PNC’s Web site for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

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PNC Reports First Quarter Net Income of $377 Million and $1.09 Diluted EPS – Page 9

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “project” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties. We provide greater detail regarding some of these factors in our Form 10-K for the year ended December 31, 2007, including in the Risk Factors and Risk Management sections of that report, and in our other SEC reports. Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in this news release or in our filings with the SEC, accessible on the SEC’s website at www.sec.gov and on or through our corporate website at www.pnc.com/secfilings.

•

Our businesses and financial results are affected by business and economic conditions, both generally and specifically in the principal markets in which we operate. In particular, our businesses and financial results may be impacted by:

•	Changes in interest rates and valuations in the debt, equity and other financial markets.

•	Disruptions in the liquidity and other functioning of financial markets, including such disruptions in the markets for real estate and other assets commonly securing financial products.

•	Actions by the Federal Reserve and other government agencies, including those that impact money supply and market interest rates.

•	Changes in our customers’, suppliers’ and other counterparties’ performance in general and their creditworthiness in particular.

•	Changes in customer preferences and behavior, whether as a result of changing business and economic conditions or other factors.

•

A continuation of recent turbulence in significant portions of the global financial markets could impact our performance, both directly by affecting our revenues and the value of our assets and liabilities and indirectly by affecting the economy generally.

•

Given current economic and financial market conditions, our forward-looking financial statements are subject to the risk that these conditions will be substantially different than we are currently expecting. These statements are based on our current expectations that interest rates will remain low through 2008 with continued wide market credit spreads and that national economic conditions currently point toward a mild recession.

•

Our operating results are affected by our liability to provide shares of BlackRock common stock to help fund certain BlackRock long-term incentive plan (“LTIP”) programs, as our LTIP liability is adjusted quarterly (“marked-to-market”) based on changes in BlackRock’s common stock price and the number of remaining committed shares, and we recognize gain or loss on such shares at such times as shares are transferred for payouts under the LTIP programs.

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PNC Reports First Quarter Net Income of $377 Million and $1.09 Diluted EPS – Page 10

•

Legal and regulatory developments could have an impact on our ability to operate our businesses or our financial condition or results of operations or our competitive position or reputation. Reputational impacts, in turn, could affect matters such as business generation and retention, our ability to attract and retain management, liquidity and funding. These legal and regulatory developments could include: (a) the unfavorable resolution of legal proceedings or regulatory and other governmental inquiries; (b) increased litigation risk from recent regulatory and other governmental developments; (c) the results of the regulatory examination process, our failure to satisfy the requirements of agreements with governmental agencies, and regulators’ future use of supervisory and enforcement tools; (d) legislative and regulatory reforms, including changes to laws and regulations involving tax, pension, education lending, and the protection of confidential customer information; and (e) changes in accounting policies and principles.

•

Our business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through the effective use of third-party insurance, derivatives and capital management techniques.

•

The adequacy of our intellectual property protection, and the extent of any costs associated with obtaining rights in intellectual property claimed by others, can impact our business and operating results.

•	Our ability to anticipate and respond to technological changes can have an impact on our ability to respond to customer needs and to meet competitive demands.

•	Our ability to implement our business initiatives and strategies could affect our financial performance over the next several years.

•	Competition can have an impact on customer acquisition, growth and retention, as well as on our credit spreads and product pricing, which can affect market share, deposits and revenues.

•

Our business and operating results can also be affected by widespread natural disasters, terrorist activities or international hostilities, either as a result of the impact on the economy and capital and other financial markets generally or on us or on our customers, suppliers or other counterparties specifically.

•

Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our equity interest in BlackRock, Inc. are discussed in more detail in BlackRock’s filings with the SEC, including in the Risk Factors sections of BlackRock’s reports. BlackRock’s SEC filings are accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com.

We grow our business from time to time by acquiring other financial services companies. Acquisitions in general present us with risks in addition to those presented by the nature of the business acquired. In particular, acquisitions may be substantially more expensive to complete (including as a result of costs incurred in connection with the integration of the acquired company) and the anticipated benefits (including anticipated cost savings and strategic gains) may be significantly harder or take longer to achieve than expected. In some cases, acquisitions involve our entry into new businesses or new geographic or other markets, and these situations also present risks resulting from our inexperience in these new areas. As a regulated financial institution, our pursuit of attractive acquisition opportunities could be negatively impacted due to regulatory delays or other regulatory issues. Regulatory and/or legal issues related to the pre-acquisition operations of an acquired business may cause reputational harm to PNC following the acquisition and integration of the acquired business into ours and may result in additional future costs arising as a result of those issues. Our recent acquisition of Sterling Financial Corporation (“Sterling”) presents regulatory and litigation risk, as a result of financial irregularities at Sterling’s commercial finance subsidiary, that may impact our financial results.

[TABULAR MATERIAL FOLLOWS]

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	First Quarter 2008	Fourth Quarter 2007	First Quarter 2007
FINANCIAL PERFORMANCE
Dollars in millions, except per share data
Revenue
Net interest income (taxable-equivalent basis) (a)	$863	$800	$629
Noninterest income	967	834	991

Total revenue	$1,830	$1,634	$1,620

Noninterest expense	$1,042	$1,213	$944

Net income	$377	$178	$459

Diluted earnings per common share	$1.09	$.52	$1.46
Cash dividends declared per common share	$.63	$.63	$.55

SELECTED RATIOS
Net interest margin	3.09%	2.96%	2.95%
Noninterest income to total revenue (b)	53	51	61
Efficiency (c)	57	75	58
Return on:
Average tangible common shareholders’ equity	25.98%	11.06%	26.63%
Average common shareholders’ equity	10.62	4.78	15.59
Average assets	1.08	.52	1.73

(a)	Reconciliations of net interest income on a GAAP basis to taxable-equivalent net interest income are provided below.
(b)	Calculated as noninterest income divided by the sum of net interest income (GAAP basis) and noninterest income.
(c)	Calculated as noninterest expense divided by the sum of net interest income (GAAP basis) and noninterest income.

TAXABLE-EQUIVALENT NET INTEREST INCOME

The interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of yields and margins for all earning assets, we also provide revenue on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP in the Consolidated Income Statement.

The following is a reconciliation of net interest income as reported in the Consolidated Income Statement to net interest income on a taxable-equivalent basis:

	First Quarter 2008	Fourth Quarter 2007	First Quarter 2007
In millions
Net interest income, GAAP basis	$854	$793	$623
Taxable-equivalent adjustment	9	7	6

Net interest income, taxable-equivalent basis	$863	$800	$629

	First Quarter 2008	Fourth Quarter 2007	First Quarter 2007
BUSINESS EARNINGS SUMMARY (a) (b)
In millions
Retail Banking	$221	$215	$201
Corporate & Institutional Banking	2	91	132
PFPC	30	32	31
Other, including BlackRock (b)	124	(160)	95

Total consolidated net income	$377	$178	$459

(a)	Our business segment information is presented based on our management accounting practices and management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our businesses and management structure change.
(b)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our first quarter 2008 report on Form 10-Q will provide additional business segment disclosures for BlackRock.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	March 31 2008	December 31 2007	March 31 2007
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$139,991	$138,920	$122,563
Loans, net of unearned income	70,802	68,319	62,925
Allowance for loan and lease losses	865	830	690
Securities available for sale	28,581	30,225	26,475
Loans held for sale	2,516	3,927	2,382
Goodwill and other intangibles	9,349	9,551	8,668
Equity investments	6,187	6,045	5,408
Deposits	80,410	82,696	77,367
Borrowed funds	32,779	30,931	20,456
Shareholders’ equity	14,423	14,854	14,739
Common shareholders’ equity	14,416	14,847	14,732
Book value per common share	42.26	43.60	42.63
Common shares outstanding (millions)	341	341	346
Loans to deposits	88%	83%	81%

ASSETS ADMINISTERED (billions)
Managed	$65	$73	$76
Nondiscretionary	111	113	111

FUND ASSETS SERVICED (billions)
Accounting/administration net assets	$1,000	$990	$822
Custody assets	476	500	435

CAPITAL RATIOS
Tier 1 risk-based (a)	7.7%	6.8%	8.6%
Total risk-based (a)	11.4	10.3	12.2
Leverage (a)	6.8	6.2	8.7
Tangible common equity (b)	4.7	4.7	5.8
Common shareholders’ equity to assets	10.3	10.7	12.0

ASSET QUALITY RATIOS
Nonperforming loans to total loans	.77%	.64%	.28%
Nonperforming assets to total loans and foreclosed assets	.83	.70	.32
Nonperforming assets to total assets	.42	.34	.17
Net charge-offs to average loans (for the three months ended)	.57	.49	.27
Allowance for loan and lease losses to loans	1.22	1.21	1.10
Allowance for loan and lease losses to nonperforming loans	159	190	388

(a)	The ratios as of March 31, 2008 are estimated.

(b)	Common shareholders’ equity less goodwill and other intangible assets net of deferred taxes (excluding mortgage servicing rights) divided by assets less goodwill and other intangible assets net of deferred taxes (excluding mortgage servicing rights).